Exhibit (m)(10)

SHAREHOLDER SERVICES AND DISTRIBUTION PLAN

This Shareholder Services and Distribution Plan (the “Plan”) is adopted in accordance with Rule 12b-1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”), by Smith Barney Investment Funds Inc. (the “Company”), a corporation organized under the laws of the State of Maryland, on behalf of the Smith Barney Multiple Discipline Funds—All Cap and International Fund (the “Fund”), subject to the following terms and conditions:

Section 1. Annual Fee.

(a) Service Fee for Class A shares. The Fund will pay to Citigroup Global Markets Inc., a corporation organized under the laws of the State of Delaware (“Citigroup Global Markets”), a service fee under the Plan at the annual rate of 0.25% of the average daily net assets of the Fund attributable to the Class A shares sold and not redeemed (the “Class A Service Fee”).

(b) Service Fee for Class B shares. The Fund will pay to Citigroup Global Markets a service fee under the Plan at the annual rate of 0.25% of the average daily net assets of the Fund attributable to the Class B shares sold and not redeemed (the “Class B Service Fee”).

(c) Distribution Fee for Class B shares. In addition to the Class B Service Fee, the Fund will pay Citigroup Global Markets a distribution fee under the Plan at the annual rate of 0.75% of the average daily net assets of the Fund attributable to the Class B shares sold and not redeemed (the “Class B Distribution Fee”).

(d) Service Fee for Class C shares. The Fund will pay to Citigroup Global Markets a service fee under the Plan at the annual rate of 0.25% of the average daily net assets of the Fund attributable to the Class C shares sold and not redeemed (the “Class C Service Fee”).

(e) Distribution Fee for Class C shares. In addition to the Class C Service Fee, the Fund will pay Citigroup Global Markets a distribution fee under the Plan at the annual rate of 0.75% of the average daily net assets of the Fund attributable to the Class C shares sold and not redeemed (the “Class C Distribution Fee”).

(f) Payment of Fees. The Service Fees and Distribution Fees will be calculated daily and paid monthly by the Fund with respect to the foregoing classes of the Fund’s shares (each a “Class” and together, the “Classes”) at the annual rates indicated above.

Section 2. Expenses Covered by the Plan.

With respect to expenses incurred by each Class, its respective Service Fee and/or Distribution Fee may be used by Citigroup Global Markets for: (a) costs of printing and distributing the Fund’s prospectuses, statements of additional information and reports to prospective investors in the Fund; (b) costs involved in preparing, printing and distributing sales literature pertaining to the Fund; (c) an allocation of overhead and other branch office distribution-related expenses of Citigroup Global Markets; (d) payments made to, and expenses of, Citigroup Global Markets’s Smith Barney financial consultants and other persons who provide support services to Fund shareholders in connection with the distribution of the Fund’s shares, including but not limited to, office space and equipment, telephone facilities, answering routine inquires regarding the Fund and its operation, processing shareholder transactions, forwarding and collecting proxy material, changing dividend payment elections and providing any other shareholder services not otherwise provided by the Fund’s transfer agent; and (e) accruals for interest on the amount of the foregoing expenses that exceed the Distribution Fee for that Class and, in the case of Class B and Class C shares, any contingent deferred sales charges received by Citigroup Global Markets; provided, however, that (i) the Distribution Fee for a particular Class may be used by Citigroup Global Markets only to cover expenses primarily intended to result in the sale of shares of that Class, including, without limitation, payments to the Smith Barney financial consultants of Citigroup Global Markets and other persons as compensation for the sale of the shares, and (ii) the Service Fees are intended to be used by Citigroup Global Markets primarily to pay its Smith Barney financial consultants for servicing shareholder accounts, including a continuing fee to each such financial consultant, which fee shall begin to accrue immediately after the sale of such shares.

Section 3. Approval by Shareholders.

The Plan will not take effect, and no fees will be payable in accordance with Section 1 of the Plan, with respect to a Class until the Plan has been approved by a vote of at least a majority of the outstanding voting securities of that Class. The Plan will be deemed to have been approved with respect to a Class so long as a majority of the outstanding voting securities of that Class votes for the approval of the Plan, notwithstanding that: (a) the Plan has not been approved by a majority of the outstanding voting securities of any other Class, or (b) the Plan has not been approved by a majority of the outstanding voting securities of the Fund.

Section 4. Approval by Directors.

Neither the Plan nor any related agreements will take effect until approved by a majority vote of both (a) the Board of Directors and (b) those Directors who are not interested persons of the Company and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to it (the “Qualified Directors”), cast in person at a meeting called for the purpose of voting on the Plan and the related agreements.

Section 5. Continuance of the Plan.

The Plan will continue in effect with respect to each Class until                     , 2006 and thereafter for successive twelve-month periods with respect to each Class; provided, however, that such continuance is specifically approved at least annually by the Board of Directors of the Company and by a majority of the Qualified Directors.

Section 6. Termination.

The Plan may be terminated at any time with respect to a Class (i) by the Fund without the payment of any penalty, by the vote of a majority of the outstanding voting securities of such

Class or (ii) by a majority vote of the Qualified Directors. The Plan may remain in effect with respect to a particular Class even if the Plan has been terminated in accordance with this Section 6 with respect to any other Class.

Section 7. Amendments.

The Plan may not be amended with respect to any Class so as to increase materially the amounts of the fees described in Section 1 above, unless the amendment is approved by a vote of holders of at least a majority of the outstanding voting securities of that Class. No material amendment to the Plan may be made unless approved by the Company’s Board of Directors in the manner described in Section 4 above.

Section 8. Selection of Certain Directors.

While the Plan is in effect, the selection and nomination of the Company’s Directors who are not interested persons of the Company will be committed to the discretion of the Directors then in office who are not interested persons of the Company.

Section 9. Written Reports.

In each year during which the Plan remains in effect, any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to the Plan or any related agreement will prepare and furnish to the Company’s Board of Directors and the Board will review, at least quarterly, written reports complying with the requirements of the Rule, which set out the amounts expended under the Plan and the purposes for which those expenditures were made.

Section 10. Preservation of Materials.

The Company will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 9 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

Section 11. Meanings of Certain Terms.

As used in the Plan, the terms “interested person” and “majority of the outstanding voting securities” will be deemed to have the same meaning that those terms have under the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Company under the 1940 Act, by the Securities and Exchange Commission.

Dated as of                              , 2005

Smith Barney Investment Funds Inc.

on behalf of Smith Barney Multiple Discipline Funds—All Cap and International Fund

By:
R. Jay Gerken
Chairman, President and Chief Executive Officer